Exhibit 10.1

August 22, 2018

Mr. Yves Ribeill

Dear Yves:

This letter agreement (this “Letter”) confirms your appointment as Interim Chief Executive Officer (“Interim CEO”) of Calyxt, Inc. (the “Company”), effective as of August 22, 2018 (the “Transition Date”). This appointment is in addition to your continuing service as a member of the Board of Directors of the Company (the “Board”). This Letter serves to set forth certain terms relating to your appointment as Interim CEO.

1.	Certain Definitions. Certain words or phrases used in this Letter with initial capital letters will have the meanings set forth in paragraph 10 hereof.

2.	Employment. If you accept the terms of this Letter, the Company will employ you upon the terms and conditions set forth in this Letter, and ending as provided in paragraphs 3 and 7 hereof.

3.

Position and Term of Employment. For the period starting on the Transition Date and ending on the earlier of (a) August 21, 2019 and (b) the date that the Company appoints a new Chief Executive Officer of the Company (the “Transition Period”), you will serve as Interim CEO of the Company, and you shall have the customary duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board to expand or limit such duties, responsibilities and authority, either generally or in specific instances. During the Transition Period, you shall report to the Chairman of the Board. Notwithstanding anything in this Letter to the contrary, you will be an at-will employee of the Company, and you or the Company may terminate your employment as Interim CEO with the Company for any reason or no reason at any time. You shall devote all of your business time and attention to the performance of your duties under this Letter and will not engage in any other business activities, without the prior consent of the Board. Notwithstanding the foregoing, you will be permitted to purchase and own less than five percent (5%) of the publicly-traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls such corporation, and provided further that this ownership does not interfere with the performance of your duties and responsibilities to the Company, including, but not limited to, the duties and responsibilities set forth in this paragraph 3.

4.

Place of Employment. During the Transition Period, the principal place of your employment will be the Company’s corporate office that is presently located in Roseville, Minnesota, as it may be established from time to time, except that you may be required to travel on Company business during your employment.

5.	Compensation and Benefits. During the Transition Period, you will be entitled to the following compensation and benefits:

(a)        Base Salary. You will receive a base salary at the annual rate of $400,000. Your base salary shall be payable in installments in accordance with the regular payroll practices of the Company.

(b)        Annual Performance Bonus. You will be eligible to receive an annual performance bonus, with the target amount of such bonus equal to sixty (60%) of your base salary (the “Annual Performance Bonus”). Your Annual Performance Bonus will be based on the achievement of individual and/or Company performance goals that are established in the sole discretion of the Compensation Committee of the Board and will be subject to your remaining employed as Interim CEO through the applicable payment date. For 2018, the goals shall be established within thirty days of the Transition Date and for 2019, if applicable, the goals shall be established by March 31, 2019. If the Annual Performance Bonus for an applicable year is earned, it shall be paid on the date on which bonus amounts are paid to other senior executives of the Company, but in no event later than March 15 of the year following the calendar year to which it relates, and shall be pro-rated based on the number of days you served as Interim CEO during calendar year 2018 and, if applicable, calendar year 2019.

(c)        Executive Benefits Package. You will be entitled during your employment to participate in the Company’s Executive Benefits Package. The Company’s “Executive Benefits Package” means those benefits (including benefits for which substantially all of the employees of the Company are from time to time generally eligible), as determined from time to time by the Board. The Company reserves the right to amend or cancel any employee benefit plans, programs, or practices at any time in its sole discretion, subject to the terms of the employee benefit plan and applicable law.

(d)        Vacation. You will be entitled to take paid vacation pursuant to the Company’s existing policies regarding paid vacations. You will be entitled to accrue twenty (20) days of paid vacation per calendar year. Vacation time that is not used by you in the calendar year it accrues may be carried over to the next calendar year.

(e)        Business Expense Reimbursement. The Company will reimburse you for the travel, entertainment and other business expenses, including the expenses related to the rent of an apartment as mentioned in section (e) below provided that such reimbursement will be capped to $1,500 per month, incurred by you in the performance of your duties as Interim CEO, in accordance with the Company’s expense reimbursement policies as in effect from time to time; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.

(e)        Accommodations. During the Transition Period, you agree to rent an apartment in the Minneapolis, Minnesota area.

6.

Equity Award. Subject to the approval of the Board and your execution of award agreements, pursuant to the Company’s 2017 Omnibus Incentive Plan, you will be granted 180,000 stock options (the “Stock Options”) and 60,000 restricted stock units (the “RSUs”) effective as of the Transition Date. One-third of each of the Stock Options and RSUs will vest on January 1, 2019, an additional one-third will vest on January 1, 2020, and the remaining one-third will vest on January 1, 2021. Other terms of the Stock Options and RSUs, including additional vesting and exercise provisions, shall be set forth in separate award agreements.

7.	Termination Events. Your employment with the Company may be terminated prior to the end of the Transition Period upon the occurrence of any of the following events:
(a)	your death;
(b)	your Permanent Disability;
(c)	your resignation;
(d)	a Termination For Cause; or
(e)	a Termination Without Cause.

8.

Consequences of Termination. Upon the termination of your employment as provided in paragraph 7 or at the end of the Transition Period, you will cease to have any rights to base salary, bonus awards, unvested equity awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive (a) any base salary that has accrued but is unpaid and (ii) any reimbursable expenses that have been incurred but are unpaid.

9.	Competitive Activity; Confidentiality; Non-Solicitation; Discoveries and Inventions; Works Made for Hire.

(a)

Acknowledgements and Agreements. You hereby acknowledge and agree that in the performance of your duties to the Company, you will be brought into frequent contact with existing Customers and Prospective Customers of the Company throughout the world. You agree that trade secrets and confidential information of the Company, more fully described in subparagraph 9(e)(i), gained by you during your association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. You further understand and agree that the foregoing makes it necessary for the protection of the Company’s Business that you do not compete with the Company during your employment with the Company and that you do not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

(b)	Competitive Activity.

(i)        While employed by the Company, and for a period of one (1) year following your Termination Date, you will not compete, directly or indirectly, with the Company in North and South America. In accordance with this restriction, but without limiting its terms, you will not:

(A)	enter into or engage in any business which competes with the Company’s Business and in particular but not limited to any of the following entities, in any geographic region worldwide:

- Archer Daniels Midland (ADM)

- Arcadia

- BASF

- Bayer

- Bunge

- Cargill

- Cibus

- Dow

- DuPont Pioneer

- Inari

- KWS

- Limagrain Companies

- Monsanto

- SES Vanderhave

- Syngenta

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(ii)

Direct or Indirect Competition. For the purpose of subparagraph 9(b)(i) but without limitation thereof, you will be in violation thereof if you engage in any or all of the activities set forth therein directly as an individual on your own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which you or your spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent of the outstanding stock.

(iii)	If it is judicially determined that you have violated subparagraph 9(b)(i), then the period applicable to each obligation that you have been determined to have violated will automatically be extended from the date of judicial determination by a period of time equal in length to the period during which such violation(s) occurred.

(c)

The Company. For purposes of this subparagraph 9(c), the Company will include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which you worked or had responsibility at the time of termination of your employment and at any time during the two-year period prior to such termination.

(d)	Non-Solicitation.

(i)

Of Customers. You will not directly or indirectly at any time during the period of your employment or for a period of twenty-four (24) months following your Termination Date, directly or indirectly, solicit, divert, or take away or supervise any other person, firm, or other entity in soliciting, diverting, or taking away any Customer or Prospective Customer of the Company for the purpose of selling, performing or providing Business Services to that Customer or Prospective Customer.

(ii)

Of Employees. You will not, directly or indirectly, at any time during the period of your employment or for a period of twenty-four (24) months following your Termination Date solicit, hire, employ, engage, affiliate with for profit, retain (or assist any other person or entity in soliciting, hiring, employing, engaging, affiliating for profit or retaining) any person who was a Company employee or consultant or independent contractor at any time during the one (1)-year period prior to your soliciting, hiring, employing, engaging, affiliating for profit or retaining, whether for your benefit or the benefit of any other person or organization other than the Company, or solicit, induce, or encourage any such person to terminate or leave the Company’s employ, engagement, or other remunerative relationship with the Company. You acknowledge that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e)	Confidentiality.

(i)

You will keep in strict confidence, and will not, directly or indirectly, at any time, during or after your employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing your duties of employment, use any trade secrets or confidential business and technical information of the Company or its Customers, suppliers or vendors, without limitation as to when or how you may have acquired such information. Such confidential information will include, without limitation, all information belonging to the Company, its affiliates, subsidiaries, or any other person or entity that has entrusted information to the Company in confidence, technology, computer programs or programming, systems, software, software codes, designs, data bases, trade secrets, know-how, research, methods, manuals, records, product or service ideas or plans, work-in-progress, results, algorithms, inventions, developments, original works of authorship, discoveries, experimental processes, experimental results, unpublished patent applications, laboratory notebooks, processes, formulas, investigation or research techniques, engineering designs and drawings, hardware configuration information, regulatory information, medical reports, clinical data and analysis reagents, cell lines, biological materials, chemical formulas, financial information including, but not limited to, price lists, pricing methodologies, cost data, financial forecasts, historical financial data, and budgets, marketing information, including but not limited to market share data, marketing plans, licenses, business plans, lists of the needs and preferences of Customers and Prospective Customers, promotional materials, training courses and other training and instructional materials, vendor and product information, all agreements with third parties and terms of agreements, transactions and potential transactions, negotiations, information relating to employees and consultants of the Company, including names, contact information, and expertise, lists of or information relating to suppliers and vendors and other business information disclosed by the Company (whether by oral, written, graphic or machine-readable format) which confidential information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed 30 days after the oral disclosure), or which information would, under the circumstances appear to a reasonable person to be confidential or proprietary.

(ii)	You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and your use of such information during your employment with the Company (except in the course of performing your duties and obligations to the Company) or after the termination of your employment will constitute a misappropriation of the Company’s trade secrets.

(iii)

The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(iv)

You agree that upon termination of your employment with the Company, for any reason, you will return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any documents in whatever form (electronic, hard copy, etc.) or materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 9(e)(i) of this Letter. You agree that all confidential information, as listed in subparagraph 9(e)(i) of this Letter is the sole property of the Company and you have no right, title or interest to this property. In the event that such items are not so returned, the Company will have the right to charge you for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(v)

Notwithstanding the above, you will have no liability to the Company with regard to any confidential information you can prove was in the public domain at the time it was disclosed or entered the public domain through no fault of yours.

(f)	Discoveries and Inventions; Work Made for Hire.

(i)

You agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by you for the Company, you will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design (collectively, “Discoveries and Inventions”). Subject to the requirements of applicable state law, if any, you understand that Discoveries and Inventions will not include, and the provisions of this Letter will not apply to any idea, discovery, invention, improvement, software, writing or other material or design that qualifies fully for exclusion under the provisions of applicable state law. You also agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by you, either solely or jointly with others, within one year following termination of your employment under this Letter or any successor agreements will be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)

You agree that during your employment, and for one year after termination of your employment under this Letter or any successor agreements, you will disclose immediately and fully to the Company any Discovery and Invention conceived, made or developed by you solely or jointly with others. The Company agrees to keep any such disclosures confidential. You also agree to record descriptions of all work in the manner directed by the Company, agree that all such records and copies, samples and experimental materials will be the exclusive property of the Company, and agree not to remove these records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. You agree that at the request of and without charge to the Company, but at the Company’s expense, you will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that you will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure your signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of your physical or mental incapacity or for any other reason whatsoever, you irrevocably designate and appoint the General Counsel of the Company as your attorney-in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark. Any assignment of the rights to an idea, discovery, invention, improvement, software, writing or other material or design includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, any other rights throughout the world that may be known or referred to as “moral rights,” “artists rights,” “droit moral,” or the like (“Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(iii)

You acknowledge that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your employment with the Company will be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items will belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date), All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g)

Communication of Contents of Letter. While employed by the Company and for one year thereafter, you will communicate the contents of paragraph 9 of this Letter to any person, firm, association, partnership, corporation or other entity that you intend to be employed by, associated with, or represent.

(h)

Confidentiality Agreements. You agree that you will not disclose to the Company or induce the Company to use any secret or confidential information belonging to your former employers. Except as indicated, you warrant that you are not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit your right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. You agree to provide the Company with a copy of any and all agreements with a third party that preclude or limit your right to make disclosures or to engage in any other activities contemplated by your employment with the Company.

(i)

Relief. You acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this Letter would be inadequate. You therefore agree that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 9(b), 9(d), 9(e), 9(f), 9(g) and 9(h) inclusive, of this Letter, without the necessity of proof of actual damage or the need to post a bond.

(j)

Reasonableness. You acknowledge that your obligations under this paragraph 9 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if you were to violate such obligations. You further acknowledge that this Letter is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Letter and by other consideration, which you acknowledge constitutes good, valuable and sufficient consideration.

10.	Definitions.

(a)

“Customer” means any client, customer or account, including, but not limited to, any person, firm, corporation, association or other business entity of any kind to which the Company has provided or is providing products or services.

(b)

“Company’s Business” means the research, development, and/or commercialization of products and services based on gene-editing technologies in the field of agriculture, food and plant sciences, which is to be construed to include all research, development, and/or commercialization of products and services as may hereinafter evolve within the gene editing field or is in planning or developmental stages at the Company.

(c)

“Permanent Disability” means that, because of accident, disability, or physical or mental illness, you are incapable of performing your duties to the Company or any subsidiary, as determined by the Board. Notwithstanding the foregoing, you will be deemed to have become incapable of performing your duties to the Company or any subsidiary, if you are incapable of so doing for (i) a continuous period of 90 days and remain so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remain so incapable at the end of such aggregate period of 180 days.

(d)

“Prospective Customer” means any prospective client, customer or account, including, without limitation, any person, firm, corporation, association or other business entity of any kind with which the Company had any negotiations or substantial discussions regarding the possibility of providing products or services within the one (1) year period preceding your Termination Date.

(e)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder.

(f)	“Termination Date” means the effective date of your termination of employment with the Company.

(g)

“Termination For Cause” means the termination by the Company of your employment with the Company or any subsidiary as a result of (i) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (ii) your engagement in an act of fraud, dishonesty, or unauthorized disclosure of Confidential Information (as defined in this Letter); (iii) your failure or refusal to comply with any valid and legal directive of the Board; (iv) your gross negligence or willful misconduct with respect to the Company or any subsidiary or affiliate of the Company; (v) your failure or refusal to perform your duties and responsibilities as Interim CEO (other than such failure resulting from incapacity due to physical or mental illness) which is not cured within five (5) days after written notice thereof to you; (vi) your material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment, which is not cured within five (5) days after written notice thereof to you; or (vii) your material breach of this Letter or any other agreement with the Company, which is not cured within thirty (30) days after written notice thereof to you.

(h)

“Termination Without Cause” means the termination by the Company of your employment with the Company for any reason other than a termination for Permanent Disability, death, or a Termination for Cause.

11.

Indemnification. The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by law for any action or inaction by you while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover you under directors and officers’ liability insurance after the Transition Date in the same amount and to the same extent as the Company covers its other officers and directors.

12.	Representations. You represent and warrant to the Company that:

(a)

Your acceptance of employment with the Company and your performance of the duties and responsibilities under this Letter will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or otherwise bound.

(b)

Your acceptance of employment with the Company and the performance of your duties and responsibilities under this Letter will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

13.

Survival. Upon the termination of this Letter, the respective rights and obligations of the parties hereto will survive this termination to the extent necessary to carry out the intention of the parties to this Letter.

14.

Taxes. The Company may withhold from any amounts payable under this Letter all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

15.

Section 409A of the Code. It is intended that this Letter comply with, or be exempt from, the provisions of Section 409A so that the income inclusion provisions of Section 409A(a)(1) do not apply. This Letter will be administered in a manner consistent with this intent. Furthermore, each payment and the provision of each benefit under this Letter will be considered a separate payment and not one of a series of payments for purposes of Section 409A. In addition, notwithstanding anything in this Letter to the contrary, if you are a “specified employee” (within the meaning of Section 409A) and have a “separation from service” with the Company (as defined under Section 409A), and any payment or benefit under this Letter is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A), then the date of payment for such deferred compensation shall be the date that is the first day of the seventh month after the date of your “separation from service” with the Company (determined in accordance with Section 409A).

16.

Notices. Any notice provided for in this Letter will be in writing, with a copy to respective individual email addresses, and will be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to You:

Mr. Yves Ribeill

Notices to the Company:

Mr. André Choulika

Calyxt, Inc

2800 Mount Ridge Road

Roseville, MN 55113

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Letter will be deemed to have been given when so delivered.

17.

Severability. Whenever possible, each provision of this Letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability will not affect any other provision, but this Letter will be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein. Should a determination be made by the court designated in paragraph 18 hereof that the character, duration, or geographical scope of paragraph 9 of the Letter is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the parties to the Letter that the provision be construed by the court in such a manner as to impose only those restrictions on the parties that are reasonable in light of the circumstances as they then exist and as are necessary to assure the parties of the intended benefit of the Letter. If, in any judicial proceeding, the court refuses to enforce all of the separate provisions included in the Letter because, taken together, they are more extensive than necessary to assure the parties of the intended benefit of the Letter, those provisions which, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, will, for the purpose of such proceeding, be deemed eliminated from the Letter.

18.

Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of Minnesota. You agree that the state and federal courts located in the State of Minnesota, without regard to or application of conflict of laws principles, will have jurisdiction in any action, suit or proceeding against you based on or arising out of this Letter and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against you; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

19.

Complete Agreement. This Letter embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

20.

Successors and Assigns. This Letter shall bind and inure to the benefit of and be enforceable by you, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that, subject to the following sentence, neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, in the event that there is a successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise), the Company shall assign the liabilities of the Company hereunder to such successor and you hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any such successor to the Company.

21.

Amendment and Waiver. The provisions of this Letter may be amended or waived only with the prior written consent of you and the Company, and no course of conduct or failure or delay in enforcing the provisions of this Letter will affect the validity, binding effect or enforceability of this Letter.

22.

Acknowledgement of Full Understanding. I acknowledge and agree that I have fully read and understand this Letter, and I have had the opportunity to ask questions and consult with an attorney of my choice before signing this Letter.

* * * * *

If you agree with the foregoing, please sign and date the enclosed copy of this Letter in the space indicated below.

Sincerely,

/s/ André Choulika
By:	André Choulika
Chairman of the Board of Directors

Accepted by and Agreed to: /s/ Yves Ribeill
Yves Ribeill
Date: